EXHIBIT 4.1

THIRD SUPPLEMENTAL INDENTURE

dated as of February 26, 2015

among

CASH AMERICA INTERNATIONAL, INC.,

The Guarantor(s) Party Hereto

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Trustee

5.75% Senior Notes due 2018

THIS THIRD SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), entered into as of February 26, 2015, among CASH AMERICA INTERNATIONAL, INC., a Texas corporation (the “Company”), CSH HOLDINGS LLC, a Delaware limited liability company (the “Undersigned”) and Wells Fargo Bank, National Association, as trustee (the “Trustee”).
RECITALS
WHEREAS, the Company, the Guarantors party thereto and Trustee entered into the Indenture, dated as of May 15, 2013 (as amended, modified, extended, restated, replaced, or supplemented from time to time, the “Indenture”), relating to the Company’s 5.75% Senior Notes due 2018 (the “Notes”);
WHEREAS, as a condition to the Trustee entering into the Indenture and the purchase of the Notes by the Holders, the Company agreed pursuant to the Indenture to cause any newly acquired or created Subsidiaries to provide Guaranties in certain circumstances.
AGREEMENT
NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and intending to be legally bound, the parties to this Supplemental Indenture hereby agree as follows:
Section 1. Capitalized terms used herein and not otherwise defined herein are used as defined in the Indenture.
Section 2. The Undersigned, by its execution of this Supplemental Indenture, agrees to be a Guarantor under the Indenture and to be bound by the terms of the Indenture applicable to Guarantors, including, but not limited to, Article 10 thereof.
Section 3. This Supplemental Indenture shall be governed by and construed in accordance with the laws of the State of New York.
Section 4. This Supplemental Indenture may be signed in various counterparts which together will constitute one and the same instrument.
Section 5. This Supplemental Indenture is an amendment supplemental to the Indenture and the Indenture and this Supplemental Indenture will henceforth be read together.
Section 6. The Trustee shall not be responsible for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Undersigned and the Company.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

CASH AMERICA INTERNATIONAL, INC., as Issuer
By:	/s/ Austin D. Nettle
Name: Austin D. Nettle
Title: Vice President – Finance and Treasurer

CSH HOLDINGS LLC as Guarantor By: CASH AMERICA INTERNATIONAL, INC. Its Sole Member
By:	/s/ Austin D. Nettle
Name: Austin D. Nettle
Title: Vice President – Finance and Treasurer

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Trustee
By:
Name: Patrick T. Giordano
Title: Vice President